Exhibit 99.B(d)(4)(iii)

AMENDMENT NO. 2 TO THE AMENDED AND RESTATED
FUND MANAGEMENT AGREEMENT

THIS AMENDMENT effective the 1st day of May 2020 (the “Amendment”) is made to the Amended and Restated Fund Management Agreement (the “Agreement”) dated October 8, 2015, as amended by that certain Amendment No. 1 dated November 1, 2018, by and among Massachusetts Financial Services Company, a Delaware Corporation doing business as MFS Investment Management (“Subadviser”), Pacific Life Fund Advisors LLC, a Delaware limited liability company (“Investment Adviser”), and Pacific Funds Series Trust, a Delaware statutory trust (“Trust”).  Capitalized terms not defined herein shall have the meaning given to them in the Agreement.

WHEREAS, Investment Adviser, Subadviser and Trust are parties to the Agreement; and

WHEREAS, the parties mutually desire to amend the Agreement as set forth herein.

NOW THEREFORE, in consideration of the renewal of the premises, promises and mutual covenants contained herein and in the Agreement, and for other good and valuable consideration paid, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree that the Agreement is hereby amended as follows:

1.            The Exhibit A attached to this Amendment hereby replaces the current Exhibit A to the Agreement.

2.            Except as herein above modified, all other terms and provisions of the Agreement shall be and remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

PACIFIC LIFE FUND ADVISORS, LLC

By:	/s/ Howard T. Hirakawa
Name: Howard T. Hirakawa
Title: Senior Vice President

MASSACHUSETTS FINANCIAL SERVICES COMPANY dba MFS INVESTMENT MANAGEMENT

By:	/s/ Jonathan Aliber
Name: Jonathan Aliber
Title: EVP

PACIFIC FUNDS SERIES TRUST

By:	/s/ Howard T. Hirakawa
Name: Howard T. Hirakawa
Title: Senior Vice President